Exhibit 2.1

CLOSING NOTICE

          This CLOSING NOTICE is dated as of October 31, 2007 (this "Notice"), by and among Jake’s Trucking International, Inc., a Nevada corporation ("JTI"), Jake’s Acquisition Corp., a to-be-formed Nevada corporation and wholly-owned subsidiary of JTI ("Merger Sub"), and IndieMV Media Group, Inc., a British Columbia corporation ("IMV").  This Notice is qualified in its entirety by reference to that certain AGREEMENT AND PLAN OF MERGER between the Parties, dated as of September 1, 2007 (the "Agreement").

          The Parties acknowledge that all of the material conditions to the Closing of the Merger transaction, as defined in the Agreement, have now been fulfilled and that the transaction shall close immediately upon all of the following conditions being satisfied:  (i) the effectiveness of the name change of JTI to IndieMV Media Group, Inc. and (ii) the completion of the JTI audit report for the period ending September 30, 2007; and (iii) the delivery of the final required documents and closing certificates as indicated by the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Closing Notice to be duly executed as of the day and year first above written.

JAKE’S TRUCKING INTERNATIONAL, INC.

By: /s/ Michael W. Quesnel
Name: Michael W. Quesnel
Title: CEO

JAKE’S ACQUISITION CORP.

By: /s/ Michael W. Quesnel
Name: Michael W. Quesnel
Title: CEO

INDIE MV MEDIA, INC.

By: /s/ Ricardo Khayatte, Jr.
Name: Ricardo Khayatte, Jr.
Title: CEO